Gibraltar

Third-Quarter 2004

Earnings Conference Call

October 28, 2004

KEN

Thank you, Kelly.

We want to thank everyone for joining us on today's call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our third-quarter results, you can get a copy on our website, at www.gibraltar1.com.

At this point, I'd like to turn the call over to Gibraltar's chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Good afternoon, everyone.  On behalf of Henning Kornbrekke, our President; Dave Kay, our CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us.

This afternoon, I'm going to give you a general overview of the company.  After that, Dave Kay will talk about our financial performance, and then Henning will give you an operational review.  Following that, we'll open the call to your questions.

As you read in our news release, our September 30 results built on the momentum we established in the first six months of the year.  For the third quarter in a row, our sales, net income, and earnings per share all rose above our prior-best results, with each setting quarterly records.

Of equal importance, our operating margin in the third quarter was 10.4% - the second straight quarter we climbed above our longstanding goal of 10%.

Those of you who have followed Gibraltar for any length of time know that a centerpiece of our strategy is driving our margins higher over time, and producing greater margin stability and consistency.

We've accomplished this by moving more of our business into higher value-added, higher-margin products, processes, and services - like building products and thermal processing - which today account for approximately 2/3 of our sales.

Another key to our margin expansion is the critical mass we've developed in each of our three business segments, which is enabling us to more fully utilize our existing capacity and to drive operating synergies throughout our company.

In our building products segment, for example, our recent acquisitions -especially those made in the last two years - have given us the ability to manufacture and distribute our products throughout North America.  As we have begun to leverage this coast-to-coast footprint, we have generated double-digit organic growth in this part of our company in each of the last five quarters, and we have identified many additional initiatives that will allow us to continue that growth.

With Home Depot, for example, we are now selling our mailboxes in all 1,800 of their stores.  While our other 5,000 building products are only sold in roughly one-fourth of their locations, we have enormous opportunities for growth with our current product lines.

The opportunities at Lowe's and Menards - and other major customers in this part of our company - are similar.

In the logistics and distribution area, we have identified opportunities for significant savings as we begin to centralize and consolidate our operations.  At present, we are spending approximately 9 % of building products sales on distribution.  We believe that over time - in the next 2-5 years - we can drive that down into the 5-6 % range.  With current annual sales of $500 million in this part of the company, those savings are clearly considerable.

In our thermal processing segment, we have identified similar opportunities to drive sales higher, improve operating efficiencies, and produce higher and more consistent margins.

On the sales side, we are leveraging Gibraltar's size, reputation, capabilities, and financial strength - our critical mass - to accelerate our growth.  During the last year, we finalized large, multi-year agreements with both General Motors and Ford, and we are actively pursuing other opportunities with other large manufacturing companies in a number of different industries.

We have also continued to grow and improve the performance of our historic business - processed metal products - most notably through the joint venture we formed with Duferco late last year, which expanded our capacity, broadened our product offering, and solidified our leadership position in the cold-rolled strip steel market.

PAUSE

In summary, I want to reiterate that our record-setting results in the third quarter - and the first nine months of 2004 - were not primarily the result of the unprecedented increases in the price of steel.  The majority of our sales gains have come from higher unit volumes, as we've won additional business with existing customers, gained new accounts, and continued to introduce new products and services.

While we have generated strong sales gains in 2004, we have been able to generate even stronger improvements in our operating income.  This demonstrates that we have the right strategic focus - and our people know how to execute - which will allow us to continue to grow Gibraltar's share in our target markets, generate steady and sustainable improvements in our results, and further solidify our leadership position.

At this point, I'll turn the call over to Dave and Henning, who will provide a more detailed review of our third-quarter results, and give you a better sense of our outlook for the fourth quarter.

Dave.

DAVE

Thanks, Brian.

As Brian has already reported, the third quarter was an outstanding one for Gibraltar.  By any measure, this was the best third quarter in the Company's history. Once again, sales, operating income, and net income reached new records.  In addition, our diluted earnings per share of $.82 also marks an all-time high for any quarterly period and a 67 % increase from the third quarter of 2003.

All of our operating segments once again experienced significant sales increases from a year ago.  Our reportable segments benefited from increased levels of business activity, new product and customer development activities, and overall increases in average selling prices, driven primarily from the pass through of higher raw material prices and operating costs.

Exclusive of acquisition activity, sales in the quarter were up $51.5 million dollars from the third quarter of 2003.  An increase of 25 % from a year ago.

Operating income in the quarter increased by nearly 70 % from $17.1 million in the third quarter of last year to $28.9 million this year.  Selling, general and administrative expenses amounted to $33.1 million dollars or 11.9 % of sales during the quarter, compared to $25.8 million, or 12.4 % of sales in the same quarter of last year.  This increase, in terms of dollars,  results primarily from the costs associated with running a larger and more complex business, increased levels of incentive compensation associated with improved operating performance, and significant increases in the estimated costs associated with compliance efforts under the Sarbanes-Oxley Act.

Income from our equity partnerships increased to $1.8 million in the quarter compared to $200,000 in the third quarter of last year, primarily as a result of our fourth-quarter 2003 investment in the Gibraltar-Duferco Farrell joint venture.

Interest expense during the quarter decreased slightly as a result of slightly lower overall average borrowing levels outstanding when compared to average amounts outstanding in last year's third quarter.

Our net return on sales during the quarter amounted to 5.8 % compared to 3.8 % a year ago.

From a cash flow perspective, EBITDA amounted to $37.0 million dollars in the quarter and $96.5 million year-to-date.  We had net borrowings under our credit agreements of approximately $26 million dollars during the quarter.

During the quarter, we used approximately $16.4 million on acquisition-related activity, and $34.0 million for increases in working capital.  The increases in working capital are primarily for increased levels of inventory and accounts receivable, resulting from higher levels of business activity and higher overall prices for purchased commodity raw materials such as steel, aluminum, copper and plastics.

Inventory turned at 5.2 times during the quarter compared to 5.8 times a year ago.  Average days sales outstanding in accounts receivable at September 30th were 52.5 days, compared with 51.5 days in the third quarter of 2003.

Capital spending amounted to $6.8 million during the quarter and $17.0 million year-to-date.  Capital spending during the fourth quarter is currently estimated to be in the range of $3.0 to $4.0 million dollars, bringing the total for the entire year to approximately $20 to $21 million.  In addition, we paid out $1.0 million in dividends during the quarter and $2.7 million  for the year.

As a result of the 3-for-2 stock split, which becomes effective November 1st, our annual dividend requirement at the current per-share rate will increase by approximately $2.0 million.

We continue to explore optimizing the debt component of our capital structure in light of our long-term growth and acquisition plans.   We anticipate the restructuring of  our existing revolving credit facility will be finalized in the fourth quarter with the goal of providing us with better covenant terms, maximum flexibility, and at a lower overall cost.

Now I will turn the call over to Henning for an analysis of operations.

HENNING

Thanks, Dave.

Gibraltar's net sales for the quarter were $279 million, up 34 % from a year ago.  Gross margins improved to 22.2%, up 1.6 percentage points from last year, with operating margins growing to 10.4%, up 2.2 percentage points from last year.

Segment performance indicates that:

Our Building Products Group experienced a net sales increase of 15.4% to $142 million.  The growth is primarily attributed to increased market share, market growth, and new products.  Gross margins were 27.2%, up 2.1 percentage points from the previous year, driven by improved operating efficiencies gained through higher unit volume and aggressive cost- reduction programs offset by higher material costs.  Improved gross margins and continued tight expense control provided an operating margin of 15.6 % up from 12.9 % in 2003.

Our Processed Metal Products Group's sales were $97 million, up 55 % from the previous year.  The increase was a result of higher unit volume coupled with higher market pricing.  Gross margins were 16.8 % vs 13.5 % in 2003, and operating margins improved by 4.9 percentage points to 12.0%.  The improvements are a result of higher sales volume, mix, and improved operating efficiencies.

Our Thermal Processing Group (including SCM), generated a net sales increase of 77 % to $39 million. Organic sales growth was 15%.  Gross margins were 18.2 % vs 17.6 % in 2003.  Operating margins were 8.7 % vs. 7.8 % last year.  Margin improvement was driven by the higher sales volume, offset by a purchase accounting adjustment of $456,000 (pre-tax) and the one-time cost of consolidating several heat-treating facilities, without which the operating margin would have been approximately 11%.

At this point, let me provide some commentary on our outlook for the fourth quarter.

The automotive business, even with a lower projected build rate in the fourth quarter, should have another solid year.  Our business with our longstanding customers is solid, and we continue to diversify our customer mix in this area, with more of our business coming from the transplant auto makers and their suppliers.

The housing market, even with interest rates rising somewhat, remains strong, which fuels continued building and remodeling activity, both in the residential and commercial markets.  A strong housing market, coupled with our new product introductions, geographic expansion, better penetration with existing customers, and new customer activities has enabled us to generate double-digit sales and earnings increases in our building products business in each of the last five quarters.

With the industrial economy continuing to stay strong, volumes in our thermal processing business, in general, are now at solid levels, which has driven improvements in our margins.

Across our company - improving our operating efficiency - remains a clear priority.  Our goal is to drive our operating margins consistently beyond 10%.  As Brian mentioned, we have a number of initiatives underway to help us achieve that goal.

The fourth quarter is historically the slowest period for Gibraltar - a result of holidays and plant shutdowns in the automotive industry and seasonal slowing in the building industry - we therefore expect sales and income to follow previous 4th quarter trends.

With that as backdrop, as we look ahead, we expect our fourth-quarter EPS will be in the range of $.43 to $.47, compared to $.35 in the fourth quarter of 2003, barring a significant change in business conditions, which positions us to deliver the best fourth-quarter in the company's history.

Gibraltar Industries is on track to generate sales, net income, earnings per share, and margins in 2004 that will exceed any prior year.

At this point, I'll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to your questions, let me make a few final comments.

While we are not Gibraltar Steel anymore and are now Gibraltar Industries, we still have a perspective on steel pricing that I would like to share with you - particularly in the wake of the Ispat/ISG agreement - and what impact any changes in steel pricing might have on Gibraltar.

It is hard to evaluate what the creation of the world's largest steel producer will have on world wide, or even North American, pricing short- or long-term, in and of itself. I think it is fair to say it should have a further stabilizing effect on steel pricing, particularly in North America.

Prior to the announcement of the Ispat/ISG agreement, we believed steel prices were beginning to stabilize, and sometime in the first half of 2005, they would begin to moderate, with moderate being the operative word.  We did not, however, expect prices were going to fall sharply.  And we did not expect that steel prices were going to fall back to anywhere near the level they were before this rapid run-up began.

In short, we saw prices stabilizing, then moderating in the first half of 2005, and finally normalizing well above historic levels.

In the wake of the Ispat/ISG announcement, I still believe those thoughts to be valid, although with a lesser opportunity to see anything other than moderate downward pricing later in 2005.

From Gibraltar's perspective, if and when raw material prices do begin to moderate, we believe there may be opportunities to see some margin improvement in our business, since, historically, commodity raw material prices have fallen faster than our selling prices.

No matter what happens to steel prices, I want to make it very clear that Gibraltar's record-setting performance in 2004 is not simply the result of prices climbing to historically high levels.

In the 11 years since our IPO, we carefully built a company that could produce consistent and improving results in a wide variety of economic and metals pricing climates.

For 11 consecutive quarters, even though metals prices and economic conditions have varied widely, we have generated quarter-over-quarter improvements in both sales and earnings.  And as Henning said, we expect to build on that trend in the fourth quarter.

More importantly, the critical mass that we now have in every area of our company - and our steady progress in improving our operating efficiency - has clearly brought us to an "inflection point," which is allowing us to accelerate our sales and earnings growth, while at the same time improving our margins and returns.

As I referenced earlier, two days ago, our shareholders approved changing the name of our company to Gibraltar Industries, Inc., a name which better reflects our current business mix and our current performance characteristics.

And this coming Monday, our 3-for-2 stock split will go into effect, which over time should help to increase the liquidity of our stock.  And since we are retaining our per-share annual dividend rate, our dividend is actually increasing by

50%, which gives us another way to reward the loyal shareholders of this company, many of whom have owned Gibraltar stock since day one.

While we look back at the results we have generated over the past 11 years as a public company - and especially our record-setting results in the third quarter and first nine months of 2004 - we believe that our new name signals our continuing focus on transforming Gibraltar into an even larger, stronger, and more consistent performer for our customers and our shareholders.  That is the clear focus of our senior management and the almost 4,000 people on the Gibraltar Team.

That concludes our prepared comments.  At this point, we'll be glad to answer your questions.

Q & A Session

Thank you for joining us this morning, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.